Exhibit 1.01 – Conflict Minerals Report

NIDEC CORPORATION

CONFLICT MINERALS REPORT

(FOR THE CALENDAR YEAR 2014)

Introduction

This is the Conflict Minerals Report of Nidec Corporation for the calendar year 2014 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities and Exchange Act of 1934 (the “1934 Act”). Unless otherwise defined herein, numerous terms in this Report are defined in Rule 13p-1 and the Form SD to which this Report is attached, and the reader is referred to these sources and the 1934 Act Release No. 34-67716 issued by the Securities and Exchange Commission on August 22, 2012, for such definitions.

We are a global manufacturer of electric motors and associated electronic components equipment, dedicated to meeting the requirements of various industries ranging from computers, automobiles, home appliances to commercial and industrial equipment.

Pursuant to Rule 13p-1, we undertook due diligence measures on the source and chain of custody of the conflict minerals in our products that are necessary to the functionality or production of the products and that we had reason to believe may have originated from the Democratic Republic of the Congo or an adjoining country (collectively, the “covered countries”) and may not have come from recycled or scrap sources.

1. Due Diligence Framework

Nidec designed its due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework as set forth in the Organization for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related supplements for tin, tantalum and tungsten and for gold (“3TG”) (collectively, the “OECD Guidance”).

2. Due Diligence Measures Undertaken

Nidec’s due diligence measures for 2014 included the following steps based on the five-step framework set forth in the OECD Guidance:

Establish company management systems

Nidec’s measures to establish a conflict mineral management system included the following:

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Established “Nidec Group Conflict Minerals Policy Statement” which can be accessed at: http://www.nidec.com/en-Global/corporate/procurement/policy/

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Appointed survey controllers in all relevant operating divisions to direct and supervise the overall conflict minerals due diligence efforts.

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Provided the relevant direct suppliers identified during the risk-based applicability assessment with instructions on how to respond to the survey conducted in connection with Nidec’s “reasonable country of origin inquiry” (“RCOI”), as described in the Form SD to which this Report is attached.

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Assisted such suppliers in knowledge transfer by sending communications to notify them of the applicable reporting requirements under Rule 13p-1 and Nidec’s expectation that their cooperation is expected.

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Established an email address dedicated to receiving and responding to questions from suppliers about the reporting requirements and assisting suppliers in completing the survey.

Identify and assess risks in the supply chain

To identify risks in its supply chain, Nidec undertook the following measures:

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Conducted a RCOI survey with the direct suppliers identified through a risk-based applicability assessment, as described in the Form SD to which this Report is attached.

Reviewed and maintained records relating to the responses to the survey received from such suppliers.

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Continued to follow up and communicate with suppliers that failed to respond to the RCOI survey or whose responses to the RCOI survey contained errors.

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Compared the smelters that were identified by suppliers (as sources of conflict minerals for unspecified products) against the list of facilities that have received a DRC conflict-free designation from the Conflict-Free Smelter Program (“CFSP”).

Design and implement a strategy to respond to identified risks

Nidec designed and implemented the following strategies to respond to identified risks:

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Increased the survey population to include additional suppliers and update supplier contact information that was not included in the prior year due diligence.

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Assessed current procurement practices, systems and internal material flow traceability necessary to accurately identify products and suppliers in-scope for conflict minerals regulatory purposes.

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Designed a risk management plan to identify, monitor and mitigate identified risks.

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Reviewed supplier responses to its RCOI survey and continued to follow up and communicate with the direct suppliers that failed to respond to the survey or whose responses to the RCOI survey contained errors.

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Worked closely with customers to encourage direct supplier survey respondents to actively engage in sourcing 3TG from socially responsible smelters, such as those verified to be compliant with the CFSP or an equivalent third-party audit program.

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Stepped up management reporting on a regular basis where a summary of the results of the efforts to identify and assess risks in its supply chain is reported to management to keep management informed of the status of Nidec’s conflict minerals compliance.

Carry out independent third-party audit of smelter/refinery due diligence practices

Nidec is a downstream consumer of necessary conflict minerals and is several levels removed from mines, smelters and refiners, and does not source any minerals, including conflict minerals, directly from mines, smelters or refiners. Nidec thus does not perform or direct audits of smelters and refiners within its supply chain. As a result, our due diligence efforts relied on cross-industry initiatives such as CFSP.

Report annually on supply chain due diligence

This Report and the Form SD to which this Report is attached are on file with the Securities and Exchange Commission and publicly available at http://www.sec.gov/ and are also publicly available on Nidec’s company website at http://www.nidec.com/en-global/sustainability/topics/conflict_mineral/.

3. Due Diligence Results

Based on the due diligence measures described in this Report, Nidec has concluded that for the relevant reporting period, the necessary conflict minerals contained in its products are “DRC conflict undeterminable” with respect to its entire product portfolio, which consists of small precision motors, automotive, appliance, commercial and industrial products, machinery, electronic and optical components, and others.

Nidec’s products contain a large number of components and materials that can be sourced from multiple and varied sources. In addition, the nature and complexity of Nidec’s supply chain makes it difficult to navigate down to the smelter level. Many of the minerals in question may be three or more levels removed from the suppliers with whom we interact. Nidec does not directly and knowingly purchase 3TG from any of the covered countries.

As a downstream consumer of 3TG, Nidec must rely on its direct suppliers to gather information about smelters and refiners in the supply chain. The majority of our suppliers are not companies that are publicly traded in the United States and thus are not directly required to comply with the SEC’s conflict minerals reporting requirements.

As stated in the Form SD, based on the RCOI survey responses from suppliers, Nidec was unable to exclude the possibility that some conflict minerals in such procured products did originate, or may have originated, in the covered countries and were not from recycled or scrap resources.

Accordingly, Nidec implemented additional due diligence measures on the source and chain of custody of the conflict minerals used in its products to determine the mine or location of origin of such minerals, as described in this Report. Despite these additional due diligence measures as well as the RCOI survey, however, Nidec was unable to confirm the mine or location of origin of the conflict minerals used in its products.

4. Continuous Improvement Efforts to Mitigate Risk

Nidec intends to take the following steps to improve its due diligence to further mitigate any risk that the necessary conflict minerals used in its products may benefit armed groups:

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Continue to seek the understanding of suppliers who did not respond to Nidec’s 2014 RCOI survey on the importance of the due diligence and increase their response rate.

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Increase communications with suppliers to improve the accuracy and consistency of their survey responses.

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Encourage these suppliers to transition to validated conflict-free smelters or request that their existing smelters undergo audits to achieve a similar conflict-free status.

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Engage smelters directly to accelerate their compliance with conflict-free audit programs.

5. Independent audit

This Report has not been subject to an independent private sector audit since Nidec’s products are “DRC conflict undeterminable” for the purposes of reporting under Rule 13p-1 for the calendar year 2014.